Exhibit 4.34

EURONAV NV
TRANSACTION BASED INCENTIVE PLAN 2018

1	Definitions

“Acceptance Notification”	:
means the written notification substantially in the form as attached in Annex A to this Plan whereby the Beneficiary notifies the Company of his/her full or partial acceptance of the Transaction Based Incentive Plan (TBIP) Grant, in accordance with the provisions set out in this Plan;

“Affiliated Entity”	:	means, in relation to any person or legal entity, any undertaking which relates to that person or legal entity as set out in Article 11 of the Belgian Companies Code;
“Bad Leaver Event”	:	;
“Beneficiary”	:
means (i) a member of the Executive Committee, (ii) a direct report of a member of the Executive Committee or (iii) any other employee of a Group Company recommended by the Executive Committee and approved by the Board of Directors;

“Board of Directors”	:	;
“Business Day”	:	means a day, other than Saturday or Sunday, on which banks are open for business both in Belgium and the United States;

“Cause”	:
means dishonesty, fraud, gross misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case determined by the Company’s chief executive officer or, in the case of directors and executive directors, the Remuneration Committee whose determination shall be conclusive and binding;

“Company”	:	;
“Change of Control”	:
means the occurrence of any of the following events:
(i)    the consummation of an amalgamation, merger consolidation or similar form of corporate transaction involving the Company and as a result of which at least 25% of the outstanding shares of the combined entity are held by (a) one new shareholder, or (b) a group of shareholders acting in concert; or
(ii)    a sale of all or substantially all of the assets of the Company; or
(iii)    a change of Control takes place;

“Control”	:	;
“Disability”	:
means the permanent disablement of a Participant which prevents that Participant from attending any business or occupation for which he/she is reasonably suited by training, education or experience and which lasts twelve consecutive months and at the end of such twelve-month period is beyond reasonable hope of improvement;

“Executive Committee”	:	means the executive committee of the Company;
“Fair Market Value”	:	means, on a given date, the volume weighted average price of the Shares on the New York Stock Exchange over the thirty (30) Business Days preceding such date;
“Good Leaver Event”	:	means the termination of the Professional Relationship between a Participant and a Group Company due to any of the reasons described in Article 6.1 of this Plan;
“Group”	:	means the Company and any of its Affiliated Entities;
“Group Company”	:	means any company being part of the Group;
“Leaver Instance”	:
means each instance which in respect of a Participant gives rise to the termination of his/her Professional Relationship with a Group Company either in the context of a Good Leaver Event or a Bad Leaver Event;

“TBIP Award”	:	means Phantom Stock accepted by a Beneficiary in accordance with this Plan and the terms and conditions of the TBIP Grant;
“TBIPGrant”	:	means a grant of Phantom Stock Units made to a Beneficiary under this Plan;
“Offer”	:	means the written notification pursuant to which the Company offers a TBIP Grant to a Beneficiary in accordance with Article 3.2 of this Plan;
“Offer Date”	:	means the date a Beneficiary is notified in writing by the Board of Directors that he or she is offered a TBIP Grant;
“Participant”	:	means an individual person or a legal entity who is a Phantom Stock Holder;
“Phantom Stock Unit”	:	means an unfunded and unsecured promise to deliver an amount in cash equal to the Fair Market Value of one (1) Share on the Settlement Date in accordance with the terms and conditions of this Plan;

“Phantom Stock Holder”	:	means the holder of a Phantom Stock Unit granted under this Plan;
“Plan”	:	means this Transaction Based Incentive Plan (TBIP) 2018 of the Company, as may be amended from time to time;
“Professional Relationship”	:	means the employment contract between a Participant and a Group Company, a Service Agreement between a Participant and a Group Company or the mandate of a Participant at a Group Company;
“Remuneration Committee”	:	means the remuneration committee of the Company;
“Resignation”	:	means the voluntary termination of the Professional Relationship with the Group Company by the Participant for motives other than a Good Leaver Event;
“Retirement”	:	means either (a) attaining the legal retirement age in the relevant jurisdiction, or (b) each of the Group Company and the Participant agreeing to early retirement no earlier than at the age of 60;
“Secretary”	:
means Ann Vleugels and any person appointed by the Board of Directors to receive the Acceptance Notifications, or if she is unavailable, the General Counsel of the Company or any other person appointed by him/her;

“Service Agreement”	:
means each agreement pursuant to which services, such as among others management or consultancy services, are rendered by a self-employed individual or a legal entity for the benefit of a Group Company;

“Settlement Date”	:	has the meaning set out in Article 5.1.2 of this Plan;
“Shares”	:	means all issued Shares in the Company from time to time;
“Term”	:	has the meaning set out in Article 3.4 of this Plan.

2	Object of the Plan

2.1
The purpose of this Plan is to align Participants and shareholder interests by providing a proportion of variable compensation directly linked to the performance of the Company’s Share price. This variable compensation is structured as a TBIP Grant composed out of Phantom Stock Units and is to recognize services rendered by the Phantom Stock Holder in the framework of the merger with Gener8 Maritime, Inc.

2.2
Each Phantom Stock Unit grants the Phantom Stock Holder a conditional right to receive upon vesting of the Phantom Stock Unit and subject to the terms and conditions of this Plan an amount in cash equal to the Fair Market Value of one (1) Share on the Settlement Date.

3	Offer of TBIP Grants

3.1	Offer

3.1.1
The Board of Directors, upon recommendation of the Remuneration Committee, determines the number of Phantom Stock Units offered to each Beneficiary under this Plan. The aggregate number of Phantom Stock Units that will be offered under this plan amounts to 1,200,000.

3.1.2
An Offer does not entail any right for a Beneficiary to additional Offers of TBIP Grants in the future taking into account that this Plan is exceptional as it recognizes services rendered in the framework of the merger with Gener8 Maritime, Inc.

3.1.3	The Offer of TBIP Grants under this Plan does not give rise to an implied guarantee of continuous employment by the Group Companies.

3.1.4	The Offer will be made to the Beneficiaries in the course of December 2018.

3.2	Form of the Offer
The Company notifies the Beneficiary by means of a written notification of the number of Phantom Stock Units offered to such Beneficiary under the TBIP Grant (the “Offer”).

3.3	Free Offer
The TBIP Grants are offered to the Beneficiaries for no consideration.

3.4	Term of the Offer
The TBIP Grant will have a term of five (5) years commencing on the Offer Date and terminating on the day preceding the fifth (5th) anniversary of the Offer Date, unless otherwise determined by the Board of Directors in the Offer (the “Term”).

3.5	Acceptance or refusal of TBIP Grants

3.5.1
Any Beneficiary should accept all or part of the TBIP Grant offered to him/her by returning a duly completed and executed Acceptance Notification to the Secretary within ninety (90) calendar days after the Offer Date, unless indicated otherwise in the Offer. If the Acceptance Notification is not received in due time, the TBIP Grant shall be deemed to have been refused by the Beneficiary and the rights of the concerned Beneficiary with regard to the TBIP Grant are automatically cancelled. The same is true for explicitly refused TBIP Grants. No financial compensation shall be granted to the Beneficiary for any implicit or explicit refusal.

3.5.2
A Beneficiary has the possibility to accept only part of the TBIP Grant granted to him/her. To this effect, the Beneficiary should mention the exact number of accepted Phantom Stock Units in the Acceptance Notification. If the Beneficiary accepts only part of the Phantom Stock Units granted to him/her, he/she shall be deemed to have refused the other Phantom Stock Units offered to him/her. In such case, no financial compensation shall be granted to the Beneficiary for the refused Phantom Stock Units.

3.5.3	Through their acceptance of (part of) the TBIP Grants by means of the Acceptance Notification, the Beneficiaries of TBIP Grants unconditionally accept all the provisions contained in this Plan.

3.5.4	In due course the Company will confirm the Beneficiary’s election to accept or to refuse the TBIP Grant and the number of Phantom Stock Units accepted, if any.

4	General Terms of the TBIP Awards

4.1
TBIP Awards granted to Beneficiaries are strictly personal and not eligible for transfer of ownership title or any other form of transfer of (ownership) rights, except in event of decease in which case the TBIP Awards will be transferred to the heirs.

4.2	TBIP Awards cannot be pledged or encumbered directly or indirectly in any way.

4.3
TBIP Awards that have been transferred, pledged or encumbered directly or indirectly in any way in violation of Article 4.1 and/or Article 4.2 of this Plan, shall lapse automatically without any financial compensation for the Beneficiary or its transferee.

5	Specific terms of the Phantom Stock Units

5.1	Vesting and settlement of the Phantom Stock Units

5.1.1	Subject to Article 8 of this Plan, the Phantom Stock Units shall vest as follows:

(i)	a first tranche of 12% of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the date on which the Fair Market Value of the Shares first reaches USD 12.00;

(ii)	a second tranche of 19% of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the date on which the Fair Market Value of the Shares first reaches USD 14.00;

(iii)	a third tranche of 25% of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the date on which the Fair Market Value of the Shares first reaches USD 16.00; and

(iv)	a final tranche of 44% of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the date on which the Fair Market Value of the Shares first reaches USD 18.00;
it being understood, for the avoidance of doubt, that no Phantom Stock Units can vest after the Term of the Phantom Stock Units has lapsed. Fractions of Phantom Stock Units cannot vest. In the event that the percentages as set out above would entail the vesting of fractions of Phantom Stock Units, such number will be rounded upwards or downwards, whereby 0.5 will be rounded upwards (it being understood, that the aggregate number of Phantom Stock Units vested in favour of a Phantom Stock Holder will never be higher than the number of Phantom Stock Units accepted by him/her).

5.1.2
On the first Business Day after a Phantom Stock Unit vesting event as per Article 5.1.1 (the “Settlement Date”), the Phantom Stock Holder will receive, an amount in cash equal to: (i) the relevant Fair Market Value of one (1) Share as set forth in Article 5.1.1(i) to 5.1.1(iv) that has first been reached on the date of the Phantom Stock Unit vesting event, multiplied by (ii) the number of Phantom Stock Units that have vested prior to that Settlement Date (i.e. the aggregate of the number of Phantom Stock Units that have vested on the relevant Phantom Stock Unit event date and, as the case may be, the number of all Phantom Stock Units that have previously vested).

5.1.3
In the event that the Company has paid dividends since the Offer Date, the amount of any dividends paid in respect of a Share since the Offer Date will be deducted from the Fair Market Value hurdles as set forth in Article 5.1.1(i) to 5.1.1(iv) (i.e. the amounts of USD 12.00, USD 14.00, USD 16.00 and USD 18.00) to determine whether Phantom Stock Units have vested in accordance with Article 5.1.1 above.

6	Lapse of the TBIP Awards in a Leaver Instance

6.1	Good Leaver Events

6.1.1
In case of Retirement, the decease or Disability of a Participant, or if a TBIP participant is terminated by the Company on a “no fault” basis, all Phantom Stock Units held by that Participant shall continue to vest in accordance with the vesting schedule set out in Article 5.1.1 of this Plan and shall be cash settled by the Company upon vesting in accordance with this Plan.

6.1.2
If the Professional Relationship between a Participant and a Group Company is terminated by the Participant or the Group Company, for any reason not included in this Article 6.1 or in Article 6.2 of this Plan, all Phantom Stock Units held by that Participant that will vest subject to reaching the appropriate share price triggers on or prior to 31 December of the year following the calendar year in which the Professional Relationship was terminated, and shall continue to vest in accordance with the vesting schedule set out in Article 5.1.1 of this Plan and shall be cash settled by the Company upon vesting in accordance with Article 5.1.2. All Phantom Stock Units held by that Participant that vest after 31 December of the year following the calendar year in which the Professional Relationship was terminated, shall lapse automatically, without any payment, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the TBIP Awards.

6.2	Bad Leaver Event

6.2.1
If the Professional Relationship between a Participant and a Group Company is terminated by the Group Company for Cause, all TBIP Awards held by the Participant and not yet settled by the Company shall lapse automatically, without any payment, irrespective of whether the TBIP Awards have vested in accordance with Article 5.1.1 of this Plan, unless the Board of Directors, upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the TBIP Awards.

6.2.2
In case of Resignation by the Participant, all unvested TBIP Awards held by that resigning Participant shall lapse automatically, without any payment, upon first notification to the Group Company of such termination of the Professional Relationship, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the TBIP Awards.

7	Adjustments

7.1	Adjustment of the TBIP Awards
IN THE EVENT OF any extraordinary dividend or other extraordinary distribution or if an adjustment of the Share capital would occur, and save when for Fair Market Value, including but not limited to, a capital decrease as a result of a reimbursement to the shareholders, an incorporation of reserves in the capital with the issuance of new Shares, the issuance of new Shares, profit Shares, convertible bonds, bonds with a subscription right, a change of the statutory provisions with respect to the distribution of reserves and other profits and/or the distribution of liquidation bonuses or the distribution as a result of the dissolution of the Company, or a merger, contribution or the transfer of Shares as a consequence of a Share exchange, THEN the number of the nominal amount of Shares or the Fair Market Value hurdles of the Shares taken into account to establish the cash equivalent of a Phantom Stock Unit will be adjusted accordingly (upwards or downwards) by the Board of Directors, even retroactively, if and to the extent that this is necessary to maintain the terms and conditions of the TBIP Awards granted to the Beneficiaries/Participants and the rights of the Beneficiaries/Participants under this Plan.

7.2	Notification
The Board of Directors will notify the Participants of each adjustment as referred to in Article 7.1 of this Plan.

8	Change of Control
In the event that a Change of Control is followed by a delisting of Euronav, and to the extent the Phantom Stock Units have not vested in accordance with the terms of the Plan before the effectiveness of the Change of Control, (i) the definition of ‘Shares’ shall be amended to refer to the shares issued by the acquiring company and (ii) both (a) the number of Shares as well as (b) the Fair Market Value hurdles of the Shares in Article 5.1.1 , will be adjusted using the valuation ratio in the transaction that resulted in the Change of Control.
If, however, the Change of Control would result in a privatisation of the Company, the Board of Directors shall consider the lost opportunity value and if the value cannot be agreed by all parties shall potentially instruct a third party expert to calculate (using the Black Scholes method or similar) the value of the Phantom Stock Units immediately before the effectiveness of the Change of Control (the “Lost Opportunity Value”). To the extent the Lost Opportunity Value is a positive figure, that amount shall be paid to the Beneficiary within 10 Business Days following the Change of Control.

9	General

9.1	Notifications
Each notification which should be given to the Beneficiary/Participant or each document which should be provided to the Beneficiary/Participant with respect to this Plan, can be delivered at his home address as communicated to the Company, or any other address which the Company reasonably seems appropriate.

9.2	Decision of the Board of Directors
The decisions of the Board of Directors concerning the interpretation of the Plan or concerning any dispute with respect to a TBIP Award or with respect to any affair which relates to this Plan, will be final and decisive.

9.3	Changes to the Plan

9.3.1
The Board of Directors can change the Plan and/or adjust the terms and conditions of the TBIP Awards if they believe that that is necessary or required taking into account, to be in accordance with, or for the moderation of the relevant legal provisions applicable in any relevant jurisdiction, including, but not limited to, tax provisions and securities regulations and currency regulations, provided that it is the intention of the Board of Directors to maintain the terms and conditions of the TBIP Awards granted to such Beneficiaries/Participants in line with the terms and conditions granted to the other Beneficiaries/ Participants.

9.3.2	The Board of Directors will notify the Beneficiaries/Participants as soon as possible of each change as referred to in Article 9.3.1 of this Plan.

9.4	Taxes and Expenses

9.4.1
The possible taxes, duties, para-fiscal levies due by the Participant as a result of the grant and/or acceptance of the TBIP Awards and/or settlement in cash of the Phantom Stock Units, will be exclusively borne by the Participant, without the possibility to claim any compensation therefore from the Company.

9.4.2
The Company and/or any Group Company are entitled to withhold any amount and conclude any agreement they deem necessary or useful in order to comply with any tax and/or social security obligation that results from the grant and/or acceptance of the Phantom Stock Units and/or the settlement in cash of the Phantom Stock Units in accordance with this Plan.

9.4.3	Without prejudice to Articles 9.4.1 and 9.4.2 of this Plan, all costs with respect to the implementation of this Plan will be borne by the Company.

9.5	Nature of the Plan
Notwithstanding any provisions to the contrary included in the Plan:

9.5.1	the granting of the TBIP Awards is not to form part of the rights held by the Participant with respect to remuneration or benefits under his/her Professional Relationship with a Group Company;

9.5.2
nothing contained in the Plan shall prevent the Company or any Group Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Phantom Stock Units, other types of equity-based or equity-

linked awards (subject to approval of the shareholders of the Company if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

9.5.3
the Plan does not confer upon the Participant any right to the continuation of his/her Professional Relationship or continued performance under a statutory position for any period and therefore does not prevent any Group Company from terminating the Professional Relationship or statutory position in accordance with applicable regulations;

9.5.4	the granting of the TBIP Awards cannot be considered as a right acquired for the future.

9.6	Severability
If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

9.7	Governing Law

9.7.1	The Plan, all Phantom Stock Units and their implications are governed by Belgian Law.

9.7.2	The courts of Antwerp (division of Antwerp) have exclusive jurisdiction.

9.7.3
Annex A
Acceptance Notification

PHANTOM STOCK UNITS OFFERED BY EURONAV NV
ACCEPTANCE NOTIFICATION

MANDATORY RETURN
REGISTERED OR HAND DELIVERY
[date no later than [insert date]]
Euronav NV
f.a.o. [to be inserted]
De Gerlachekaai 20
2000 Antwerp
Belgium

Dear Madam,
Dear Sir,
Euronav NV Transaction Based Incentive Plan 2018
Further to the offer I received from Euronav NV on [insert date of offer], I hereby inform you that I:

◦
accept ________ Phantom Stock Units referred to in the offer; this acceptance shall be construed as my unconditional acceptance of all the provisions contained in the Euronav NV Transaction Based Incentive Plan 2018;

◦	refuse ________ Phantom Stock Units referred to in the offer;

Sincerely,

[signature of the beneficiary]
[name]
Confirmation of receipt in the event the notification was not returned by registered mail
Date of receipt: _____________